Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Houston American Energy Corporation
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 7, 2012 relating to the consolidated financial statements of Houston American Energy Corporation as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and our report dated March 7, 2012 relating to internal controls over financial reporting as of December 31, 2011.  We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.
/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

August 24, 2012